Exhibit 10.2

THIRD AMENDMENT TO THE

RECEIVABLES PURCHASE AGREEMENT

This THIRD AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of August 22, 2018, is entered into by and among the following parties:

(i)	CSC RECEIVABLES LLC, a Delaware limited liability company, as Seller (the “Seller”);

(ii)	COMPUTER SCIENCES CORPORATION, a Nevada corporation, as initial Servicer (the “Servicer”);

(iii)	PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser, as Group Agent for its Purchaser Group and as Administrative Agent (in such capacity, the “Administrative Agent”);

(iv)	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Committed Purchaser and as Group Agent for its Purchaser Group;

(v)	MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), as a Committed Purchaser and as Group Agent for its Purchaser Group;

(vi)	FIFTH THIRD BANK, as a Committed Purchaser and as Group Agent for its Purchaser Group (“Fifth Third”);

(vii)	MIZUHO BANK, LTD., as a Committed Purchaser and as Group Agent for its Purchaser Group (“Mizuho”); and

(viii)	THE TORONTO DOMINION BANK, as a Committed Purchaser and as Group Agent for its Purchaser Group (“TD”).

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Purchase Agreement described below.

BACKGROUND

A.        The parties hereto have entered into a Receivables Purchase Agreement, dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”).

B.        Concurrently herewith, the Seller, as buyer, the Servicer and the originators that are party thereto, are entering into that certain First Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “Purchase and Sale Agreement Amendment”).

C.        Concurrently herewith, the parties hereto and PNC Capital Markets LLC, as Structuring Agent, are entering into that certain Third Amended and Restated Fee Letter, dated as of the date hereof (the “Amended Fee Letter”).

D.        The parties hereto desire to amend the Receivables Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    Joinder of Fifth Third, Mizuho and TD.

(a)        Joinder. Effective as of the date hereof, (i) each of Fifth Third, Mizuho and TD hereby becomes a party to the Receivables Purchase Agreement as a Committed Purchaser thereunder with all the rights, interests, duties and obligations of a Committed Purchaser set forth therein and (ii) each of Fifth Third, Mizuho and TD hereby becomes a party to the Receivables Purchase Agreement as a Group Agent thereunder with all the rights, interests, duties and obligations of a Group Agent set forth therein. In its capacity as a Committed Purchaser, each of Fifth Third’s, Mizuho’s and TD’s Commitment shall be the amount set forth on Exhibit A.

(b)        Non-Ratable Investment. Notwithstanding the requirements set forth in Section 2.02 of the Receivables Purchase Agreement, the Seller hereby requests on a one-time basis that in connection with this Amendment, each Purchaser, as applicable, makes a non-ratable Investment on the date hereof in the applicable amount set forth on the funds flow memorandum dated on or about the date hereof.

(c)        Consents. The parties hereto hereby acknowledge and consent to the joinder of each of Fifth Third, Mizuho and TD as a party to the Receivables Purchase Agreement pursuant to clause (a) and the non-ratable Investment contemplated thereby.

(d)        Credit Decision. Each of Fifth Third, Mizuho and TD (i) confirms to the Administrative Agent and each Purchaser Party that it has received a copy of the Receivables Purchase Agreement, the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and (ii) agrees that it will, independently and without reliance upon the Administrative Agent and each Purchaser Party or any of its Affiliates, based on such documents and information as each of Fifth Third, Mizuho and TD shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Purchase Agreement and any other Transaction Document. The Administrative Agent and each Purchaser Party make no representation or warranty and assumes no responsibility with respect to (x) any statements, warranties or representations made in or in connection with the Receivables Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Receivables Purchase Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto or (y) the financial condition of any of the Seller, the Servicer, the Performance Guarantor or the Originators or the performance or observance by any of the Seller, the Servicer, the Performance

Guarantor or the Originators of any of their respective obligations under the Receivables Purchase Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

SECTION 2.    Amendments to the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.

SECTION 3.    Representations and Warranties of the Seller and Servicer. Each of the Seller and the Servicer hereby represents and warrants, as to itself, to the Administrative Agent, each Purchaser and each Group Agent, as follows:

(a)        Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties made by such Person in the Transaction Documents to which it is a party are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b)        Enforceability. This Amendment and each other Transaction Document to which it is a party, as amended hereby, constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(c)        No Termination Event. No event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event.

SECTION 4.    Effect of Amendment. All provisions of the Receivables Purchase Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “this Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein.

SECTION 5.    Effectiveness. This Amendment shall become effective as of the date hereof upon the satisfaction of the following conditions precedent:

(a)        Execution of Amendment. The Administrative Agent shall have received counterparts duly executed by each of the parties hereto.

(b)        Execution of Purchase and Sale Agreement Amendment. The Administrative Agent shall have received counterparts of the Purchase and Sale Agreement Amendment duly executed by each of the parties thereto.

(c)        Execution of Amended Fee Letter. The Administrative Agent shall have received counterparts of the Amended Fee Letter duly executed by each of the parties thereto.

(d)        Receipt of Closing Fee. The Administrative Agent shall have received confirmation that the “Closing Fees” set forth in the Amended Fee Letter have been paid in accordance with the terms thereof.

(e)        Opinions of Counsel. The Administrative Agent shall have received (i) standard corporate and enforceability opinions (covering no-conflicts with material agreements), and a perfected security interest opinion with respect to DXC Technology Services LLC, a Delaware limited liability company (“DXC Technology Services”), addressed to the Administrative Agent and each Purchaser covering such matters as the Administrative Agent may reasonably request, (ii) a true sale opinion addressed to the Administrative Agent and each Purchaser covering the sale of Receivables and Related Rights from DXC Technology Services to the Seller, (iii) a nonconsolidation opinion addressed to the Administrative Agent and each Purchaser covering substantive consolidation matters with respect to the Seller and DXC Technology Services, and (iv) reliance letters addressed to Fifth Third, Mizuho and TD making them addressees of, with the right to rely on, the various opinions of counsel to Computer Sciences Corporation and its Affiliates previously delivered to the Purchasers in connection with the Transaction Documents to the extent Fifth Third, Mizuho and TD is not already an addressee, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(f)        Payment of Fees. Any fees due and owing to the Administrative Agent and the Purchasers pursuant to the Receivables Purchase Agreement shall be paid on the date hereof, which, if requested separately by the initial Servicer in writing may be withheld by the Administrative Agent from any amounts otherwise payable by the Administrative Agent to the Seller on the date hereof, if any.

(g)        Confirmation and Acknowledgment. The Purchasers shall have received the Confirmation and Acknowledgment attached to this Amendment as Exhibit B duly executed and delivered by an authorized officer of DXC, as performance guarantor.

SECTION 6.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.    GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 8.    Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

CSC RECEIVABLES LLC, as Seller

By: /s/	H.C. Charles Diao
Name:	H.C. Charles Diao
Title:	President and Treasurer

COMPUTER SCIENCES CORPORATION, as initial Servicer

By: /s/	H.C. Charles Diao
Name:	H.C. Charles Diao
Title:	President and Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Christopher Blaney Name: Christopher Blaney Title: Senior Vice President
PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser By: /s/ Christopher Blaney Name: Christopher Blaney Title: Senior Vice President
PNC BANK, NATIONAL ASSOCIATION, as Group Agent for its Purchaser Group By: /s/ Christopher Blaney Name: Christopher Blaney Title: Senior Vice President

WELLS FARGO, NATIONAL ASSOCIATION, as a Committed Purchaser By: /s/ Eero Maki Name: Eero Maki Title: Managing Director
WELLS FARGO, NATIONAL ASSOCIATION, as Group Agent for its Purchaser Group By: /s/ Eero Maki Name: Eero Maki Title: Managing Director

MUFG BANK, LTD., as a Committed Purchaser By: /s/ Christopher Pohl Name: Christopher Pohl Title: Managing Director
MUFG BANK, LTD., as Group Agent for its Purchaser Group By: /s/ Christopher Pohl Name: Christopher Pohl Title: Managing Director

FIFTH THIRD BANK, as a Committed Purchaser By: /s/ Patrick Berning Name: Patrick Berning Title: Principal
FIFTH THIRD BANK, as Group Agent for its Purchaser Group By: /s/ Patrick Berning Name: Patrick Berning Title: Principal

MIZUHO BANK, LTD., as a Committed Purchaser By: /s/ Richard A. Burke Name: Richard A. Burke Title: Managing Director
MIZUHO BANK, LTD., as Group Agent for its Purchaser Group By: /s/ Richard A. Burke Name: Richard A. Burke Title: Managing Director

THE TORONTO DOMINION BANK, as a Committed Purchaser By: /s/ Brad Purkis Name: Brad Purkis Title: Managing Director
THE TORONTO DOMINION BANK, as Group Agent for its Purchaser Group By: /s/ Brad Purkis Name: Brad Purkis Title: Managing Director

Exhibit A

AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

Exhibit A to the Third Amendment, dated as of August 22, 2018

Conformed through the Third Amendment, dated as of August 22, 2018

Conformed through Second Amendment, dated as of September 15, 2017

Conformed through First Amendment, dated as of January 24, 2017

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 21, 2016 by and among

CSC RECEIVABLES LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

COMPUTER SCIENCES CORPORATION,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

		Page

ARTICLE I DEFINITIONS		1

SECTION 1.01.	Certain Defined Terms	1

SECTION 1.02.	Other Interpretative Matters	~~31~~32

ARTICLE II TERMS OF THE PURCHASES AND INVESTMENTS		~~32~~33

SECTION 2.01.	Purchase Facility	~~32~~33

SECTION 2.02.	Making Investments; Return of Capital	~~34~~35

SECTION 2.03.	Yield and Fees	~~36~~37

SECTION 2.04.	Records of Investments and Capital	~~36~~37

SECTION 2.05.	Selection of Yield Rates	~~36~~37

SECTION 2.06.	Defaulting Purchasers ~~37~~ and Exiting Purchasers	38

SECTION 2.07.	Increase in Facility Limit	~~37~~39

ARTICLE III NON-REINVESTMENT EVENTS		39

SECTION 3.01.	Non-Reinvestment Events	39

ARTICLE IV SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS		40

SECTION 4.01.	Settlement Procedures	40

SECTION 4.02.	Payments and Computations, Etc	43

ARTICLE V INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST

SECTION 5.01.	Increased Costs	44

SECTION 5.02.	Funding Losses	46

SECTION 5.03.	Taxes	46

SECTION 5.04.	Inability to Determine Adjusted LIBOR or LMIR; Change in Legality

SECTION 5.05.	Back-Up Security Interest	51

SECTION 5.06.	Successor Adjusted LIBOR or LMIR Index	52

ARTICLE VI CONDITIONS TO EFFECTIVENESS AND INVESTMENTS		~~52~~53

SECTION 6.01.	Conditions Precedent to Effectiveness and the Initial Investment	~~52~~53

SECTION 6.02.	Conditions Precedent to All Investments	~~52~~53

SECTION 6.03.	Conditions Precedent to All Releases	~~53~~54

ARTICLE VII REPRESENTATIONS AND WARRANTIES		~~54~~55

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(continued)

Page

SECTION 7.01.	Representations and Warranties of the Seller	~~54~~55

SECTION 7.02.	Representations and Warranties of the Servicer	~~59~~60

ARTICLE VIII COVENANTS		~~64~~65

SECTION 8.01.	Covenants of the Seller	~~64~~65

SECTION 8.02.	Covenants of the Servicer	~~71~~73

SECTION 8.03.	Separate Existence of the Seller	~~77~~79

ARTICLE IX ADMINISTRATION AND COLLECTION OF RECEIVABLES		~~81~~83

SECTION 9.01.	Appointment of the Servicer	~~81~~83

SECTION 9.02.	Duties of the Servicer	~~82~~84

SECTION 9.03.	Blocked Account Arrangements	~~83~~85

SECTION 9.04.	Enforcement Rights	~~84~~85

SECTION 9.05.	Responsibilities of the Seller	~~85~~86

SECTION 9.06.	Servicing Fee	~~86~~87

ARTICLE X EVENTS OF TERMINATION		~~86~~87

SECTION 10.01.	Events of Termination	~~86~~87

ARTICLE XI THE ADMINISTRATIVE AGENT		~~89~~91

SECTION 11.01.	Authorization and Action	~~89~~91

SECTION 11.02.	Administrative Agent’s Reliance, Etc	~~90~~91

SECTION 11.03.	Administrative Agent and Affiliates	~~90~~91

SECTION 11.04.	Indemnification of Administrative Agent	~~90~~92

SECTION 11.05.	Delegation of Duties	~~91~~92

SECTION 11.06.	Action or Inaction by Administrative Agent	~~91~~92

SECTION 11.07.	Notice of Events of Termination or Non-Reinvestment Events; Action by Administrative Agent	~~91~~92

SECTION 11.08.	Non-Reliance on Administrative Agent and Other Parties	~~91~~93

SECTION 11.09.	Successor Administrative Agent	~~92~~93

SECTION 11.10.	Structuring Agent	~~92~~94

ARTICLE XII THE GROUP AGENTS		~~93~~94

SECTION 12.01.	Authorization and Action	~~93~~94

SECTION 12.02.	Group Agent’s Reliance, Etc	~~93~~94

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(continued)

Page

SECTION 12.03.	Group Agent and Affiliates	~~93~~95

SECTION 12.04.	Indemnification of Group Agents	~~94~~95

SECTION 12.05.	Delegation of Duties	~~94~~95

SECTION 12.06.	Notice of Events of Termination and Non-Reinvestment Events	~~94~~95

SECTION 12.07.	Non-Reliance on Group Agent and Other Parties	~~94~~96

SECTION 12.08.	Successor Group Agent	~~95~~96

SECTION 12.09.	Reliance on Group Agent	~~95~~96

ARTICLE XIII INDEMNIFICATION		~~95~~96

SECTION 13.01.	Indemnities by the Seller	~~95~~96

SECTION 13.02.	Indemnification by the Servicer	~~98~~99

ARTICLE XIV MISCELLANEOUS		~~99~~101

SECTION 14.01.	Amendments, Etc	~~99~~101

SECTION 14.02.	Notices, Etc	~~100~~102

SECTION 14.03.	Assignability; Addition of Purchasers	~~101~~102

SECTION 14.04.	Costs and Expenses	~~104~~105

SECTION 14.05.	No Proceedings; Limitation on Payments	~~104~~106

SECTION 14.06.	Confidentiality	~~105~~106

SECTION 14.07.	GOVERNING LAW	~~107~~108

SECTION 14.08.	Execution in Counterparts	~~107~~108

SECTION 14.09.	Integration; Binding Effect; Survival of Termination	~~107~~108

SECTION 14.10.	CONSENT TO JURISDICTION	~~107~~109

SECTION 14.11.	WAIVER OF JURY TRIAL	~~108~~109

SECTION 14.12.	Ratable Payments	~~108~~109

SECTION 14.13.	Limitation of Liability	~~108~~110

SECTION 14.14.	Intent of the Parties	~~109~~110

SECTION 14.15.	USA Patriot Act	~~109~~110

SECTION 14.16.	Right of Setoff	~~109~~111

SECTION 14.17.	Severability	~~110~~111

SECTION 14.18.	Mutual Negotiations	~~110~~111

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(continued)

Page

SECTION 14.19.	Captions and Cross References	~~110~~111

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 21, 2016 by and among the following parties:

(i)        CSC RECEIVABLES LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii)        the Persons from time to time party hereto as Purchasers and as Group Agents;

(iii)        PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv)        COMPUTER SCIENCES CORPORATION, a Nevada corporation, in its individual capacity (“CSC”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v)        PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Seller desires to sell the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions, set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the Administrative Agent and a Blocked Account Bank, governing the terms of the related Blocked Accounts, that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Blocked Account Bank without the written consent of the Administrative Agent or upon no less than thirty (30) days prior written notice to the Administrative Agent.

“Adjusted LIBOR” means with respect to any Yield Period, the interest rate per annum determined by the applicable Group Agent by dividing (the resulting quotient rounded upwards,

“Affected Person” means each Purchaser Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a), any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Capital Stock or membership interests, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to ~~CSC~~Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(i).

“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

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“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)        the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b)        0.50% per annum above the latest Federal Funds Rate.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Blocked Account” means each account listed on Schedule II-B to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Blocked Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Blocked Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections, including from Collection Account Banks.

“Blocked Account Bank” means any of the banks or other financial institutions holding one or more Blocked Accounts.

“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to LMIR or Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than a Settlement Date or (ii) to the extent that the Seller shall for any reason, fail to borrow on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Yield Period pursuant to the definition thereof) which would have accrued during such Yield Period (or, in the case of clause (i) above, until the maturity of the underlying Note issued by a Conduit Purchaser to fund any portion of such Capital being reduced) on the reductions of Capital relating to such Yield Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or applicable Group Agent on its behalf) to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with Adjusted LIBOR or LMIR, dealings are carried out in the London interbank market.

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“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time minus (b) the Total Reserves at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time exceeds (b) the Capital Coverage Amount at such time.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following:

(a)        CSC ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims;

(b)         ~~CSC~~Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator (~~other than CSC and~~ except with respect to any senior participating preferred shares issued by CSC Consulting, Inc.) free and clear of all Adverse Claims;

(c)        any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims; or

(d)        with respect to ~~CSC~~Parent, the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of ~~CSC~~Parent (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of ~~CSC~~Parent entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided that if ~~CSC~~Parent shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after ~~CSC~~Parent shall become such a wholly owned subsidiary of such Person, substantially identical to that of ~~CSC~~Parent immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be a Change in

5

and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Committed Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Concentration Percentage” means (i) for any Group A Obligor, 15.00%, (ii) for any Group B Obligor, 12.50%, (iii) for any Group C Obligor, 7.50%, (iv) for the Group D Obligor (together with its Affiliates) with the largest Obligor Percentage of all Group D Obligors, 7.00% and (v) for any other Group D Obligor, 4.00%.

“Concentration Reserve Percentage” means the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors and (c) the largest Obligor Percentage of the Group B Obligors.

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings (including an agreement evidenced by a purchase order or similar document) pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with ~~CSC~~Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 11, 2013, by and among CSC, the ~~banks named~~financial institutions listed therein as lenders~~,~~ and Citibank, N.A., as administrative agent~~, Citicorp International Limited, as tranche B sub-agent, Citibank International plc, as swing line sub-agent, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and J.P. Morgan Securities LLC, as syndication agents, Barclays Bank plc, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, the Bank of Nova Scotia, The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., as co-documentation agents, and Citigroup Global Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith~~

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~~Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and J.P. Morgan Securities LLC, as arrangers~~ for the lenders thereunder, as amended by Amendment No. 1 to the Credit Agreement, dated as of April 21, 2016 and Amendment No. 2 to the Credit Agreement, dated as of June 21, 2016, as supplemented by Incremental Assumption Agreement, dated as of June 15, 2016, Second Incremental Assumption Agreement, dated as of July 25, 2016 and Third Incremental Assumption Agreement, dated as of December 30, 2016, as further amended and assigned by CSC to DXC by Waiver and Amendment No. 3 to the Credit Agreement, dated as of February 17, 2017, and as further amended, restated, supplemented or otherwise modified prior to the date hereof, as further supplemented by that certain Fourth Incremental Assumption Agreement, dated as of April 3, 2017, and as further supplemented by that certain Fifth Incremental Assumption Agreement, dated as of September 27, 2017 (and as further amended, restated, supplemented or otherwise modified from time to time).

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Risk Retention Rules” means (i) Section 15G of the Securities Exchange Act of 1934, as amended, and (ii) Articles 404-410 of the EU Capital Requirements Regulation (including Article 122a of the Banking Consolidation Directive), in each case, together with the rules and regulations thereunder.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt; provided, that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of any Person so long as (A) recourse of such borrowings is limited to such policies and the proceeds thereof and (B) any value assigned to such policies on the consolidated financial statements of such Person is net of the amount of such borrowings.

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Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.

“Deferred Purchase Price” means (i) at any time prior to the Final Payout Date, any amounts payable to the Seller from Collections available therefor pursuant to either a Release or Section 4.01(a)(vii) and (ii) at any time on and after such Final Payout Date, any amounts payable to the Seller in accordance with Section 2.01(e)(ii).

“Deferred Revenue Amount” means, for any Fiscal Month, the aggregate amount of ~~CSC’s and its consolidated subsidiaries~~the Originators’ liabilities for deferred revenue and advance contract payments determined in accordance with GAAP as of the last day of such Fiscal Month.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such Fiscal Month, by (b) the Adjusted Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the ~~Majority Group Agents (or the~~ Administrative Agent with the written consent of the Majority Group Agents~~)~~ on not less than five (5) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent and the Majority Group Agents reasonably believe best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were both (x) generated by an Originator during such Fiscal Month and (y) written off the applicable Originator’s or the Seller’s books as uncollectible during such Fiscal Month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the

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Originators during the Fiscal Month that is one month prior to such Fiscal Month; provided, however, that, notwithstanding the foregoing, the Dilution Ratio for the November 2015 Fiscal Month shall be deemed to be 9.48%, December 2015 Fiscal Month shall be deemed to be 8.56% and January 2016 Fiscal Month shall be deemed to be 7.41%.

“Dilution Reserve Percentage” means, on any day, the greater of (a) 8.00% and (b) the product (expressed as a percentage) of (i) the Dilution Horizon Ratio multiplied by (ii) the sum of (x) 2.0 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and

(y) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) of:

(a)        the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months times

(b)        the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“DXC” means DXC Technology Company, a Nevada corporation.

“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates and (iii) any other financial or other institution, in each case that has been approved by the Group Agent for such Group and consented to by the Administrative Agent (such consent not to be unreasonably withheld).

“Eligible Foreign Obligor” means an Obligor that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country other than the United States of America that is (i) not a Sanctioned Country and (ii) that has a long-term sovereign foreign currency rating of at least “BBB-” by S&P and “Baa3” by Moody’s.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)        the Obligor of which is: (i) a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of the Seller, the Servicer, the Parent or any Originator; (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vi) not a natural person ~~and~~; (vii) not a material supplier to any Originator or an Affiliate of a material supplier; and (viii) not a Governmental Authority (other than a state or local governmental entity);

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(b)        that is denominated and payable only in Dollars, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Blocked Account, Lock-Box or Collection Account in the United States of America;

(c)        that does not have a due date which is more than ~~90~~120 days after the original invoice date of such Receivable;

(d)        that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business;

(e)        that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(f)        that has been transferred by an Originator to the Seller pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;

(g)        that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(h)        with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(i)        that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim other than a Permitted Adverse Claim or unexpired volume or pricing discounts or rebates or other usual adjustments or dilutions incurred by the related Originator in the normal course of its business to which such Originator may be entitled (including, without limitation, any adjustments that are necessary to correct manual errors on invoices that do not reduce the Outstanding Balance of the applicable Receivable) (provided, that if such Receivable is subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator or unexpired volume or pricing discounts or rebates or other usual adjustments or dilutions incurred by the related Originator in the ordinary course, only the portion of such Receivable attributable to the above shall be excluded) and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given right to such Receivable;

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(u) which Receivable does not constitute a fixed “hell or high-water” lease payment for equipment or software dedicated to providing information technology services to an Obligor or any termination payments owed by an Obligor related thereto.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable ~~if~~that satisfies each of the following: (a) such Unbilled Receivable represents amounts earned and payable in accordance with the terms of the related Contract and (b) if the Outstanding Balance of such Unbilled Receivable were included in the definition of Modified Days’ Sales Outstanding, Modified Days’ Sales Outstanding would not exceed the Maximum Term; provided, however, for purposes of exclusion of any Unbilled Receivable pursuant to this clause (b), Unbilled Receivables shall be excluded in order based on the Outstanding Balance (with the smallest amount excluded first). For purposes of this definition of “Eligible Unbilled Receivable”, “Maximum Term” means ninety (90) days.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by ~~CSC~~Parent, its Subsidiaries or any of its ERISA Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of ~~CSC~~Parent’s controlled group, or under common control with ~~CSC~~Parent, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder. Any former ERISA Affiliate of ~~CSC~~Parent or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of ~~CSC~~Parent or its Subsidiaries and with respect to liabilities arising after such period for which ~~CSC~~Parent or its Subsidiaries could be liable under the Code or ERISA.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by ~~CSC~~Parent or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Company of any ERISA Affiliate to make a payment to a Pension Plan required under Section 303(k) of ERISA, which Section imposes a lien for failure to make required payments; (f) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of ~~CSC~~Parent, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (g) the withdrawal by ~~CSC~~Parent or any ERISA Affiliate from any Multiemployer Plan or the termination of such Multiemployer Plan resulting in liability pursuant to Title IV of ERISA; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Everett” means Everett Spinco, Inc., a Delaware corporation with Federal Employer Identification Number 61-1800317.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a)        the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b)        the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible

Receivables that are Unbilled Receivables, over (ii) the product of (x) 50.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c)        the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 60 days but not more than 90 days after the original invoice date of such Receivable, over (ii) the product of (x) ~~5.00~~7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(d)         the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 90 days after the original invoice date of such Receivable, over (ii) the product of (x) 7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(e)         ~~(d)~~ the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables due from a state or local governmental entity, over (ii) the product of (x) ~~1.00~~7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(f)         ~~(e)~~ the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables owing from the four (4) Group D Obligors (each, together with its respective Affiliates) with the four (4) largest Obligor Percentages of all Group D Obligors, over (ii) the product of (x) ~~16.00,~~16.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables~~.~~ ; plus

(g)         the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of

(x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Receivable” means any Receivable (as defined without giving effect to the proviso in the definition thereof) that constitutes a fixed “hell or high-water” lease payment for equipment and software dedicated to providing information technology services to an Obligor and any termination payments owed by an Obligor related thereto, which Receivable has been sold or assigned by the related Originator to a third party that is not an Affiliate of ~~CSC~~Parent pursuant to a transaction or series of transactions that have been disclosed in writing by the Servicer to the Administrative Agent and the Group Agents prior to the later of the Closing Date and such sale. Any such written disclosure shall identify the buyer or assignee of the relevant Excluded Receivable and the Obligor(s) thereof. No Receivable sold or contributed to the Seller pursuant to the Purchase and Sale Agreement shall subsequently become an Excluded Receivable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exiting Group” has the meaning set forth in Section 2.02(g).

“Exiting Purchaser” has the meaning set forth in Section 2.02(g).

“Facility Limit” means $~~250,000,000~~600,000,000 as reduced or increased from time to time pursuant to Sections 2.02(e) or 2.07. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code,

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Lock-Box” means each locked postal box associated with a Collection Account for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II-A (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing:

(a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the ~~five~~seven (~~5~~7) most recent Fiscal Months, plus (ii) the product of (x) ~~0.25,~~0.15, times (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the ~~sixth~~eighth (~~6~~8th) most recent Fiscal Month; by

(b) the Adjusted Net Receivables Pool Balance as of the end of the immediately preceding Fiscal Month.

“Loss Reserve Percentage” means, at any time of determination, the greater of (a) 12.00% and (b) the product of (i) 2.0, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Ratio.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups); provided, however, that ~~the Majority Group Agents must include the Group for which the Administrative Agent is Group Agent and, provided, further~~, in no event shall the Majority Group Agents include fewer than two (2) Group Agents at any time when there are two (2) or more Groups.

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Servicer and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a) the assets, operations, business or financial condition of the Seller, the Servicer, the Performance Guarantor or any Originator;

(b) the ability of the Seller, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables; or

(d) the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Support Assets (taken as a whole).

“Minimum Dilution Reserve Percentage” means, on any day, the product (expressed as a percentage) of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 50.0% times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time.

“Modified Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Monthly Settlement Date” means the twenty-second (22nd) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Seller, the Servicer, any Originator, the Parent or any of their respective ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of ~~CSC~~Parent or an ERISA Affiliate and at least one Person other than ~~CSC~~Parent and its ERISA Affiliates or (b) was so maintained and in respect of which ~~CSC~~Parent or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration minus (c) the Offset Reserve Amount.

“Non-Reinvestment Event” has the meaning specified in Section 3.01. For the avoidance of doubt, any Non-Reinvestment Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Offset Reserve Amount” means, at any time during any Fiscal Month, an amount equal to (a) if Performance Guarantor then has both a long-term issuer credit rating of BBB- or better by S&P and a senior unsecured long-term rating of Baa3 or better by Moody’s, the sum of (i) the product of (~~i) 20.00%, times (ii~~x) 50.00%, times (y) the Deferred Revenue Amount with respect to DXC Technology Services LLC for the immediately preceding Fiscal Month, plus (ii) the product of (x) 20.00%, times (y) the Deferred Revenue Amount with respect to each Originator other than DXC Technology Services LLC for the immediately preceding Fiscal Month, or (b) if Performance Guarantor lacks either such debt rating, the Deferred Revenue Amount for the immediately preceding Fiscal Month; provided, however, that clause (b) shall exclude any such liability or portion thereof that is not owed to or related to Obligors on Eligible Receivables and (ii) the amount (if any) by which (x) any such liability or portion thereof owed to or related to an Obligor on Eligible Receivables, exceeds (y) the aggregate Outstanding Balance of the Eligible Receivables owing by such Obligor. The ~~Majority Group Agents (or the~~ Administrative Agent with the written consent of the Majority Group Agents~~)~~ may, from time-to-time and in their discretion by written notice to the Seller, increase or decrease the ~~percentage~~percentages specified in clause (a~~)(i~~) above to any percentage not exceeding 100%, which increase or decrease shall be effective on and after the Monthly Settlement Date occurring in the Fiscal Month immediately following the Fiscal Month in which such notice is delivered to the Seller, and such increased or decreased ~~percentage~~percentages shall be used in calculating the Offset Reserve Amount (and the resulting Net Receivables Pool Balance) for the Fiscal Month immediately preceding such Monthly Settlement Date (including in the Information Package related to such Monthly Settlement Date); provided, however, that any decrease in such ~~percentage~~percentages shall not be effective without the prior written consent of all Group Agents.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or

“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller~~.~~, as amended by the First Amendment to the Purchase and Sale Agreement, dated as of August 22, 2018.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Purchaser Designated Reference Rate” is defined in Section 2.05.

“Purchaser Party” means each Purchaser, the Administration Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).

“Rating Agency Condition” means, when applicable, with respect to any Conduit Purchaser and any event or occurrence, receipt by the Administrative Agent (or the applicable Group Agent) of written confirmation from each Rating Agency then rating the Notes of such Conduit Purchaser that such event or occurrence shall not cause the rating on the then outstanding Notes of such Conduit Purchaser to be downgraded or withdrawn.

“Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Performance Guarantor’s long-term issuer credit rating by S&P is below BB+; (ii) Performance Guarantor’s senior unsecured long-term rating by Moody’s is below Ba1 or (iii) Performance Guarantor does not have a senior unsecured long-term rating by Moody’s or a long-term issuer credit rating by S&P.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Seller (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” shall not include any such right to payment of a monetary obligation that is an Excluded Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Requested Facility Limit Increase” has the meaning set forth in Section 2.07.

“Required Capital Amount” means $~~45,000,000.~~90,000,000.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Blocked Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means S&P Global Ratings, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Asset Control of the U.S. Department of Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means ~~September 14, 2018,~~August 21, 2019, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield thereon, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller Obligation Final Due Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Significant Subsidiary” means, at any time, any Subsidiary of ~~CSC~~Parent which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of ~~CSC~~Parent determined in accordance with GAAP.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of ~~CSC~~Parent or any ERISA Affiliate and no Person other than ~~CSC~~Parent and its ERISA Affiliates or (b) was so maintained and in respect of which ~~CSC~~Parent or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement. “

Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subject HP Merger” means the implementation by CSC of a merger transaction in accordance with the Form S-4 filed by Everett with the SEC on November 2, 2016, which results in CSC being a wholly-owned subsidiary of Everett.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Support Assets” has the meaning set forth in Section 5.05(a). For the avoidance of doubt, the Support Assets include all Sold Assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 3.01 or Section 10.01, (c) the occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement or (d) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (ii) the Net Receivables Pool Balance at such time.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.

“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Seller, the Originator, the Servicer or the Receivables.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Unmatured Non-Reinvestment Event” means an event that but for notice or lapse of time or both would constitute a Non-Reinvestment Event.

~~“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.~~

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.05. Selection of Yield Rates. As of the Closing Date, each Purchaser has designated the type of Yield Rate for all Investments made by such Purchaser as one of (i) Adjusted LIBOR or (ii) LMIR (each, a “Purchaser Designated Reference Rate”). Each Purchaser may from time to time after the Closing Date, elect to change or continue the Purchaser Designated Reference Rate borne by each Investment made by such Purchaser by notice to the Seller not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the beginning of any Yield Period. As of ~~January 24, 2017~~August 22, 2018: (a) Adjusted LIBOR is the Purchaser Designated Reference Rate for each Purchaser in the Group for which ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd. is the Group Agent and (b) LMIR is the Purchaser Designated Reference Rate for each Purchaser in the Group for which PNC Bank, National Association is the Group Agent ~~and~~, for each Purchaser in the Group for which Wells Fargo Bank, National Association is the Group Agent, for each Purchaser in the Group for which Fifth Third Bank is the Group Agent, for each Purchaser in the Group for which Mizuho Bank, Ltd. is the Group Agent and for each Purchaser in the Group for which The Toronto Dominion Bank is the Group Agent.

SECTION 2.06. Defaulting Purchasers and Exiting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser or an Exiting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser or an Exiting Purchaser; provided, however, that only clause (d) below shall apply to an Exiting Purchaser that is not also a Defaulting Purchaser:

(a)        Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.

(b)        The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).

(c)        In the event that the Administrative Agent, the Seller and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Investments of the other Purchaser as the Administrative Agent shall determine may be necessary in order for such Purchaser to hold such Investments in accordance with its ratable share; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected

Commitment. If the Commitment of any Committed Purchaser is increased in accordance with this Section 2.07, the Administrative Agent, the Group Agents, the Committed Purchaser, the Seller and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase and, if applicable, rebalance Capital among the Purchasers such that after giving effect thereto, the aggregate outstanding Capital of the Purchasers in each Group is distributed ratably among the Groups.

ARTICLE III

NON-REINVESTMENT EVENTS

SECTION 3.01. Non-Reinvestment Events. If any of the following events (each a “Non-Reinvestment Event”) shall occur:

(a)        as of the end of any Fiscal Month, the average for three consecutive Fiscal Months of:(A) the Default Ratio shall exceed ~~5.25~~4.00%, (B) the Delinquency Ratio shall exceed ~~22.00~~16.00% or (C) the Dilution Ratio shall exceed ~~14.25~~12.00%;

(b)        exceed 65 days; or

(c)        as of the end of any Fiscal Month, the Days’ Sales Outstanding shall the occurrence of a Ratings Event;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred).

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a)        The Servicer shall hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent during the continuance of an Event of Termination or a Non-Reinvestment Event, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Blocked Account, Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Seller from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreement or (ii) amounts owing by the Seller to the Originators under the Subordinated Notes (each such release, a “Release”), which Release constitutes payment of the Deferred Purchase Price with respect to such Receivables. On each Settlement Date, the Servicer (or, following its money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)        The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Support Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)        Immediately upon the occurrence of the Final Payout Date, the Support Assets shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Support Assets shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

(d)        For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b), (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 5.06. Successor Adjusted LIBOR or LMIR Index.

(a)         If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) or the Seller notifies the Administrative Agent that the Seller has determined that either (i) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of Adjusted LIBOR or LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which Adjusted LIBOR or LMIR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), then the Administrative Agent and the Seller may choose a replacement index for Adjusted LIBOR or LMIR, as applicable, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in Yield based on the replacement index will be substantially equivalent to the all-in Yield based on Adjusted LIBOR or LMIR, as applicable, in effect prior to its replacement.

(b)         The Administrative Agent and the Seller may enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Group Agents, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Group Agents stating that such Majority Group Agents object to such amendment.

(c)         Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on Adjusted LIBOR or LMIR, as applicable, to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from Adjusted LIBOR or LMIR, as applicable, to the replacement index and (B) yield- or risk-based differences between Adjusted LIBOR or LMIR, as applicable, and the replacement index.

(d)         Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, any Portion of Capital for which Yield is determined by reference to Adjusted LIBOR or LMIR will continue to accrue Yield with reference to Adjusted LIBOR or LMIR, as applicable, provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Portions of Capital for which Yield would otherwise be determined with reference to Adjusted LIBOR or LMIR, as applicable, shall automatically begin accruing Yield with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)        Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

(h)        Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.

(i)        Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is located at 1775 Tysons Boulevard, Tysons, Virginia 22102. The legal name of the Seller is CSC Receivables LLC.

(j)        Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(k)        Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, taken together with any information contained in the public filings made by ~~CSC~~Parent with the SEC pursuant to the 1934 Act, is, at the time the same are so furnished (or with respect to each Information Package and Investment Request, as of its date), complete and correct in all material respects on the date the same are furnished (or with respect to each Information Package and Investment Request, as of its date) to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Seller, the Seller represents only that such information was prepared in good faith by management of the Seller on the basis of assumptions believed by such management to be reasonable as of the time made.

(l)        Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(m)        Anti-Corruption Laws and Sanctions. The Seller has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Seller and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller and to the knowledge of the Seller its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Seller or to the knowledge of the Seller any of the directors or officers of the Seller or (ii) to the knowledge of the Seller, any employee or agent of the Seller that will act in any capacity in connection with or benefit from the facility established hereby, is a

Sanctioned Person. The Seller will provide to the Administrative Agent and each Purchaser such information and documentation as may reasonably be requested by the Administrative Agent and each Purchaser from time to time for purposes of compliance by the Administrative Agent and each Purchaser with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Purchaser to comply therewith. As of August 22, 2018, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

(n)        Perfection Representations.

(i)        This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Support Assets which (A) security interest has been perfected to the extent perfection may be achieved by filing a financing statement under the UCC and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Support Assets (other than Permitted Adverse Claims).

(ii)        The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)        Prior to the sale of the Support Assets to Administrative Agent hereunder, the Seller owns and has good and marketable title to the Support Assets free and clear of any Adverse Claim of any Person (other than Permitted Adverse Claims).

(iv)        All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) (to the extent perfection may be achieved by filing a financing statement under the UCC) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the Purchase and Sale Agreement and the grant by the Seller of a security interest in the Support Assets to the Administrative Agent pursuant to this Agreement.

(v)        Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Support Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral and by proper proceedings and with respect to which appropriate reserves are being maintained by the Seller in accordance with GAAP as reasonably determined by the Seller.

(u)        Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is disregarded as separate from a United States person (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes.

(v)        Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w)        Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(x)        Collection Accounts. Each Collection Account and Lock-Box is in the name of the applicable Originator identified on Schedule II-A, and such Originator owns and has good and marketable title to the applicable Collection Account or Lock Box free and clear of any Adverse Claim.

(y)        Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package is delivered to the Administrative Agent or any Group Agent hereunder, the Seller shall be deemed to have certified that (i) all representations and warranties of the Seller hereunder are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of such date) and (ii) no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing or will result from such Investment or Release.

(z)        Liquidity Coverage Ratio. The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of ~~CSC~~Parent under GAAP.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall continue to be made on the dates specified herein, and remain in full force and effect until the Final Payout Date.

actions, suits, proceedings and investigations, could reasonably be expected to have a Material Adverse Effect.

(f)        No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except (i) where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect or (ii) filings with the SEC to the extent required by Applicable Law.

(g)        Compliance with Applicable Law. The Servicer (i) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (ii) has complied with all Applicable Laws in connection with servicing the Pool Receivables, except to the extent the failure to maintain such qualifications or comply with such Applicable Laws could not reasonably be expected to have a Material Adverse Effect.

(h) Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, taken together with any information contained in the public filings made by ~~CSC~~Parent with the SEC pursuant to the 1934 Act, is, at the time the same are so furnished (or with respect to each Information Package and Investment Request, as of its date), complete and correct in all material respects on the date the same are furnished (or with respect to each Information Package and Investment Request, as of its date) to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Servicer, the Servicer represents only that such information was prepared in good faith by management of the Servicer on the basis of assumptions believed by such management to be reasonable as of the time made.

(i)        Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 1775 Tysons Boulevard, Tysons, Virginia 22102.

(j)        Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(k)        Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(l) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(m) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(n) Anti-Corruption Laws and Sanctions. CSC has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by CSC, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and CSC, its Subsidiaries and to the knowledge of CSC its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) CSC, any Subsidiary of CSC or to the knowledge of CSC any of the directors or officers of CSC, (ii) to the knowledge of CSC or such Subsidiary, any director or officer of any Subsidiary of CSC or (iii) to the knowledge of CSC, any employee or agent of CSC or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. CSC will provide to the Administrative Agent and each Purchaser such information and documentation as may reasonably be requested by the Administrative Agent and each Purchaser from time to time for purposes of compliance by the Administrative Agent and each Purchaser with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Purchaser to comply therewith.

(o) Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(p) Financial Condition. The audited consolidated balance sheet of the Servicer and its consolidated Subsidiaries as of April 1, 2016 and the related audited statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(q) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law to which the Servicer is subject.

(r) Taxes. Except as disclosed in reports filed under the Exchange Act prior to the Closing Date, the Servicer has filed or caused to be filed all material tax returns (federal,

state and local) required to be filed and paid all amounts of taxes shown thereon to be due, including interest and penalties, except (i) for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Servicer in accordance with GAAP as reasonably determined by the Servicer or (ii) to the extent that the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

(s)        Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(t)        Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(u)        Collection Accounts. Each Collection Account and Lock-Box is in the name of the applicable Originator identified on Schedule II-A, and such Originator owns and has good and marketable title to the applicable Collection Account and Lock-Box free and clear of any Adverse Claim (except for Permitted Adverse Claims).

(v)        Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package is delivered to the Administrative Agent or any Group Agent hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of such date) and (ii) no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing or will result from such Investment or Release.

(w)        ERISA. Except as disclosed in the Exchange Act Reports filed prior to the Closing Date:

(i) no ERISA Event has occurred or is reasonably expected to occur (other than premiums payable under Title IV of ERISA), that would reasonably be expected to result in a liability to ~~CSC~~Parent or its ERISA Affiliates of more than $250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 8.02(b)(v);

(ii) Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and, to the best knowledge of CSC, accurate and since the date of such Schedule B there has been no change in the funding status of any such Pension Plan except any change that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of ~~CSC~~Parent and its Subsidiaries, taken as a whole;

(iii) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to ~~CSC~~Parent or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $250,000,000;

(iv) ~~CSC~~Parent and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for any such failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of ~~CSC~~Parent and its Subsidiaries, taken as a whole;

(v) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of CSC’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified except as would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of ~~CSC~~Parent and its Subsidiaries, taken as a whole; and

(vi) neither ~~CSC~~Parent nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV or ERISA, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be insolvent, in reorganization or to be terminated or to be determined to be in “endangered” or “critical” status within the meaning of Title IV of ERISA, in each case, resulting in a liability to ~~CSC~~Parent or its ERISA Affiliates of more than $250,000,000.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall continue to be made on the dates specified herein, and remain in full force and effect until the Final Payout Date.

representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Support Assets; provided, that unless an Event of Termination or Non-Reinvestment Event has occurred and is continuing, (A) the Seller shall be required to reimburse the Administrative Agent for reasonable documented out-of-pocket costs and expenses for only one (1) such review pursuant to clause (ii) above in any calendar year and (B) the Administrative Agent and the Group Agents hereby agree to coordinate their audits and inspections. Following the occurrence of an Event of Termination or Non-Reinvestment Event, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Collection Accounts. Upon the request of the Administrative Agent and the Majority Group Agents, following the Administrative Agent’s and the Majority Group Agents’ review of the results of an audit described in this Section, the Seller agrees to review the findings set forth in such audit report with the Administrative Agent and each Group Agent and will work in good faith to promptly remediate any material findings.

(h)        Payments on Receivables, Collection Accounts; Change in Payment Instructions to Obligors.

(i)        The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing, a Blocked Account, Collection Account or a Lock-Box and (ii) if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, to a Blocked Account. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, promptly (but in any event within three (3) Business Day after receipt) remit all Collections received in a Collection Account or Lock-Box to a Blocked Account. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and transfer such Collections to the Blocked Accounts. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within three (3) Business Day after receipt) remit such funds into a Blocked Account. The Seller shall enforce its rights under each applicable Blocked Account Agreement. Following the occurrence of an Event of Termination or Non-Reinvestment Event, upon the request of the Administrative Agent, the Seller (or the Servicer on its behalf) shall cause the Administrative Agent to receive read-only access to each Collection Account or, if read-only access is not available for any Collection Account, daily account statements with respect to such Collection

(z)        Use of Proceeds. The Seller will not request any Investment, and the Seller shall not knowingly use, and shall procure that its directors, officers, employees and agents shall not knowingly use, the proceeds of any Investment (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(aa)         Beneficial Ownership Rule. Promptly following any change that would result in a change to the status as an excluded Legal Entity Customer under the Beneficial Ownership Rule, the Seller shall execute and deliver to the Administrative Agent and the Group Agents a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent and any Group Agent.

SECTION 8.02.    Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)        Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation under the laws of the State of Nevada, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Support Assets except to the extent the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect.

(b)        Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent:

(i)        Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Parent and in no event later than one hundred twenty (120) days after the close of the Parent’s fiscal year, in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, or if any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, stating the nature and status thereof and (b) within sixty (60) days after the close of each of the first three fiscal quarters of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, or if any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, stating the nature and status thereof.

(ii) Information Packages. As soon as available and, in any event, at least two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month.

(iii) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.

(iv) Quarterly Financial Statements of Parent. As soon as available and in no event later than sixty (60) days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years, the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(v) Annual Financial Statements of Parent. Within one hundred and twenty (120) days after the close of each of Parent’s fiscal years, the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vi) Other Reports and Filings. Promptly (but in any event within ten (10) days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(vii) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (b) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at ~~www.sec.gov.~~www.sec.gov.

(viii) Not later than the tenth (10th) Business Day following the end of each fiscal quarter in each of Parent’s fiscal years, a report in form and substance

(d) Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Support Assets as the Administrative Agent or any Group Agent may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with, unless an Event of Termination or Non-Reinvestment Event has occurred and is continuing, five (5) Business Days prior written notice, (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Support Assets; provided, that unless an Event of Termination or Non-Reinvestment Event has occurred and is continuing, (A) the Servicer shall be required to reimburse the Administrative Agent for reasonable documented out-of-pocket costs and expenses for only one (1) such review pursuant to clause (ii) above in any calendar year and (B) the Administrative Agent and the Group Agents hereby agree to coordinate their audits and inspections. Following the occurrence of an Event of Termination or Non-Reinvestment Event, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Collection Accounts. Upon the request of the Administrative Agent and the Majority Group Agents, following the Administrative Agent’s and the Majority Group Agents’ review of the results of an audit described in this Section, the Servicer agrees to review the findings set forth in such audit report with the Administrative Agent and each Group Agent and will work in good faith to promptly remediate any material findings.

(f) Payments on Receivables, Collection Accounts, Blocked Account, Lock-Boxes and Change in Payment Instructions to Obligors.

(i) The Servicer shall at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing, a Blocked Account, Collection Account or a Lock-Box and (ii) if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, to a Blocked Account. The Servicer shall, and shall cause each Originator to, promptly (but in any event within three (3) Business Days after receipt) remit all Collections received in a Collection Account or Lock-Box to the Blocked Account. The Servicer shall, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to

(j)        (i) there occurs one or more ERISA Events which individually or in the aggregate results in liability to ~~CSC~~Parent or any of its ERISA Affiliates in excess of $250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 8.02(b)(v); or (ii) ~~CSC~~Parent or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by ~~CSC~~Parent and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $250,000,000; or (iii) ~~CSC~~Parent or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or is being terminated or has been determined to be “endangered” or “critical” status, within the meaning of Title IV or ERISA, if as a result of such event the aggregate annual contributions of ~~CSC~~Parent and its ERISA Affiliates to all Multiemployer Plans that are then insolvent or being terminated or have been determined to be in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the event occurs by an amount exceeding, in each case, a liability to ~~CSC~~Parent or its ERISA Affiliates of more than $250,000,000;

(k)        the Seller shall be required to register as an “investment company” within the meaning of the Investment Company Act;

(l)        any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing; or

(m)        any judgment or order for the payment of money in excess of $250,000,000 (or solely with respect to the Seller, $15,775) shall be rendered against the Seller, any Originator, the Performance Guarantor or the Servicer, or any Significant Subsidiary of any and is not promptly paid by the Seller, such Originator, the Performance Guarantor or the Servicer or any such Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Termination under this Section 10.01(m) if and to the extent that (x) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (y) such insurer shall be rated at least “A-” by A.M. Best Company and ~~CSC~~Parent deems the recovery as “probable” in its financial statements and (z) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CSC RECEIVABLES LLC

By:
Name:
Title:

COMPUTER SCIENCES CORPORATION, as the Servicer

By:
Name:
Title:

S- 1	Receivables Purchase Agreement

EXHIBIT A

Form of Investment Request

[Letterhead of Seller]

[Date]

[Administrative Agent]

[Group Agents]

Re:	Investment Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of December 21, 2016 among CSC Receivables LLC (the “Seller”), Computer Sciences Corporation, as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Seller hereby requests an Investment of Capital in the aggregate amount of [$_____] to be made on [___, 20__] (of which $[            ] of Capital will be funded by the PNC Group and $[___] of Capital will be funded by the [___] Group. Such Capital should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$______].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:

(i)        the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)        no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, and no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event would result from such Investment;

(iii)        no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

Exhibit A- 1

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF SELLER]

[Date]

[Administrative Agent]

[Group Agents]

Re:                                                         Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of December 21, 2016 among CSC Receivables LLC, as seller (the “Seller”), Computer Sciences Corporation, as Servicer (the “Servicer”), the Purchasers party thereto, and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall reduce the outstanding Capital of the Purchasers in the amount of [$_____] to be made on [____, 201_]. After giving effect to such reduction, the Aggregate Capital will be [$_____].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i)        the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such reduction as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)        no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, and no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event would result from such reduction;

(iii)        no Capital Coverage Deficit exists or would exist after giving effect to such reduction;

Exhibit C- 1

EXHIBIT C

[Form of Assignment and Acceptance Agreement]

Dated as of , 20

Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Yield (if any) allocable to Capital assigned:	$[_____]
Yield (if any) allocable to Assignor’s remaining Capital:	$[_____]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [ ]

    Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Purchaser under that certain Receivables Purchase Agreement, dated as of December 21, 2016 among CSC Receivables LLC, Computer Sciences Corporation, as Servicer, the Purchasers party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit C- 1

EXHIBIT D

[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [____ __,__], is among CSC Receivables LLC (the “Seller”), [_____], as conduit purchaser (the “[_______] Conduit Purchaser”), [_____], as the Related Committed Purchaser (the “[_____] Committed Purchaser” and together with the Conduit Purchaser, the “[_______] Purchasers”), and [_____], as group agent for the [_______] Purchasers (the “[_____] Group Agent” and together with the [_______] Purchasers, the “[_____] Group”).

BACKGROUND

The Seller and various others are parties to a certain Receivables Purchase Agreement, dated as of December 21, 2016 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 14.03(i) of the Receivables Purchase Agreement. The Seller desires [the [_______] Purchasers] [the [_____] Committed Purchaser] to [become a Group] [increase its existing Commitment] under the Receivables Purchase Agreement, and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [[_____] Purchasers] [[_____] Committed Purchaser] agree[s] to [become Purchasers within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [_____] Committed Purchaser hereto].

The Seller hereby represents and warrants to the [_____] Purchasers and the [_____] Group Agent as of the date hereof, as follows:

(i)        the representations and warranties of the Seller contained in Section 7.01 of the Receivables Purchase Agreement are true and correct in all material respects on and as of such date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)        no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii)        the Termination Date shall not have occurred.

SECTION 2.    Upon execution and delivery of this Agreement by the Seller and each member of the [_____] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 14.03(i) of the Receivables Purchase Agreement (including the

Exhibit D- 1

CSC RECEIVABLES LLC
as Seller

By:_______________________________
Name Printed: ______________________
Title: _____________________________

COMPUTER SCIENCES CORPORATION as Servicer

By:_______________________________
Name Printed: ______________________
Title: _____________________________

Exhibit D- 4

EXHIBIT F

Form of Information Package

(Attached)

Exhibit F

EXHIBIT G

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of December 21, 2016 among CSC Receivables LLC (the “Seller”), Computer Sciences Corporation, as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.        I am the duly elected ____________ of the Servicer and am delivering this certificate in such capacity as ______________ of the Servicer and not in my individual capacity.

2.        I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller during the accounting period covered by the attached financial statements.

3.        The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.        Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5.        Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit G- 1

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.         Schedule of Compliance as of                             ,     20     with Section 8.02(a)(i) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended: .

B.         The following financial statements of the Parent and its Subsidiaries for the period ending on                             ,     20     , are attached hereto:

Exhibit G-3

EXHIBIT H

Closing Memorandum

(Attached)

Exhibit H

EXHIBIT I

DPP Report

(Attached)

Exhibit H

SCHEDULE I

Groups And Commitments

Group of PNC Bank, National Association
Party	Capacity	Commitment
PNC Bank, National Association	Committed Purchaser	$~~100,000,000~~150,000,000
PNC Bank, National Association	Group Agent	N/A

Group of Wells Fargo Bank, National Association
Party	Capacity	Commitment
Wells Fargo Bank, National Association	Committed Purchaser	$~~50,000,000~~75,000,000
Wells Fargo Bank, National Association	Group Agent	N/A

Group of MUFG Bank, Ltd.
Party	Capacity	Commitment
MUFG Bank, Ltd.	Committed Purchaser	$150,000,000
MUFG Bank, Ltd.	Group Agent	N/A

Group of Fifth Third Bank
Party	Capacity	Commitment
Fifth Third Bank	Committed Purchaser	$75,000,000
Fifth Third Bank	Group Agent	N/A

Group of Mizuho Bank, Ltd.
Party	Capacity	Commitment
Mizuho Bank, Ltd.	Committed Purchaser	$75,000,000
Mizuho Bank, Ltd.	Group Agent	N/A

Schedule I- 1

Group of The Toronto Dominion Bank ~~of Tokyo-Mitsubishi UFJ, Ltd.~~
Party	Capacity	Commitment
The Toronto Dominion Bank ~~of Tokyo-Mitsubishi UFJ, Ltd.~~ 	Committed Purchaser	$~~100,000,000~~75,000,000
The Toronto Dominion Bank ~~of Tokyo-Mitsubishi UFJ, Ltd.~~	Group Agent	N/A

Exhibit H

SCHEDULE II-A

Lock-Boxes, Collection Accounts and Collection Account Banks

[Information Redacted]

Schedule II-A- 1

SCHEDULE II-B

Blocked Account and Blocked Account Bank

[Information Redacted]

Schedule II-B- 1

SCHEDULE III

Notice Addresses

[Information Redacted]

Schedule III- 1

Exhibit B

CONFIRMATION AND ACKNOWLEDGEMENT

This CONFIRMATION AND ACKNOWLEDGEMENT, dated as of August 22, 2018 (this “Confirmation”), is executed and delivered by DXC Technology Company, a Nevada corporation (the “Performance Guarantor”).

1.

Reference is hereby made to the Parent Guaranty, dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Performance Guaranty”), delivered by Computer Sciences Corporation, a Nevada corporation (“CSC”), in connection with the Agreements (defined below), as assumed by the Performance Guarantor pursuant to that certain Guarantor Assumption and Joinder Agreement, dated as of April 3, 2017.

2.

Reference is further made to the Third Amendment to the Receivables Purchase Agreement, dated as of the date hereof (the “RPA Amendment”), which amends the Receivables Purchase Agreement dated as of December 6, 2016, as amended by the First Amendment to the RPA, dated as of January 24, 2017, as further amended by the Second Amendment to the RPA, dated as of September 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “RPA”), among CSC RECEIVABLES LLC, a Delaware limited liability company, as Seller (the “Seller”), CSC, as initial Servicer (the “Servicer”), PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser, as Group Agent for its Purchaser Group and as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Committed Purchaser and as Group Agent for its Purchaser Group, MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), as a Committed Purchaser and as Group Agent for its Purchaser Group, FIFTH THIRD BANK, as a Committed Purchaser and as Group Agent for its Purchaser Group, MIZUHO BANK, LTD., as a Committed Purchaser and as Group Agent for its Purchaser Group and THE TORONTO DOMINION BANK, as a Committed Purchaser and as Group Agent for its Purchaser Group.

3.

Reference is further made to the First Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “PSA Amendment” and together with the RPA Amendment, the “Amendments”), which amends the Purchase and Sale Agreement dated as of December 6, 2016, (as amended, restated, supplemented or otherwise modified from time to time, the “PSA” and together with the RPA, the “Agreements”), among the Seller, as buyer, the Servicer and the originators that are party thereto.

4.

The Performance Guarantor hereby consents to the Amendments. The Performance Guarantor hereby confirms that, notwithstanding the effectiveness of the Amendments, the Performance Guaranty shall continue in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the Performance Guarantor has caused this Confirmation to be duly executed and delivered on the date first set forth above.

DXC TECHNOLOGY COMPANY, as Performance Guarantor

By:
Print Name:
Title:

By:
Print Name: